Exhibit 15

October 2, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our reports dated May 7, 2008 and August 8, 2008 on our reviews of interim financial information of Ford Motor Company (the "Company") for the three-month periods ended March 31, 2008 and 2007 and the three-month and six-month periods ended June 30, 2008 and 2007 included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 are incorporated by reference in its Registration Statement on Form S-8 dated October 2, 2008.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan